AMENDED REVOLVING CREDIT AGREEMENT




     THIS AMENDED REVOLVING CREDIT AGREEMENT is made as of August 31, 1997 and hereby amends that certain Revolving Credit Agreement dated January 31, 1997 by and between Hydrogel Design Systems, Inc., a Delaware corporation (the "Borrower"), and Embryo Development Corporation, a Delaware corporation (the "Lender").

                          WITTNESETH
                          ----------


     WHEREAS, the Borrower and Lender are parties to that certain Revolving Credit Agreement dated January 31, 1997;
  and

     WHEREAS, the Borrower and Lender desire to amend that certain Revolving Credit Agreement to effect the changes provided for herein.

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Effective as of the date hereof, Section 2.1 is hereby amended to read as follows:

          "2.1 The Loan Commitment. Subject to the terms and
               --------------------
           conditions of this Agreement, the Lender agrees to make revolving credit loans (individually, a "Loan" the first such Loan, the "Initial Loan": and, collectively, the "Loans") to the Borrower from time to time during the Loan Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $850,000 (the "Loan Commitment")."


     2. This Amendment shall be governed by and construed in accordance with the laws of the State of New
          York, without regard to principles of conflicts of law.


     3. Except as otherwise specifically set forth herein, all of the terms and provisions of the Revolving
          Credit Agreement shall remain in full force and effect.


          IN WITNESS WHEREOF, the parties hereto have caused this Amended Revolving Credit Agreement to be duly executed and delivered by their proper and duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                         HYDROGEL  DESIGN SYSTEMS, INC.



                         By:/s/Matthew Harriton
                         Name:Matthew Harriton
                         Title:President

                         EMBRYO DEVELOPMENT CORPORATION



                         By:/s/ Michael Lulkin
                         Name:Michael Lulkin
                         Title: Chairman